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Exhibit 99.(A)-4

        Exhibit A-4

ARTICLES OF MERGER
OF
LG&E ENERGY CORP.
INTO
LG&E ENERGY LLC

        Pursuant to the provisions of KRS 271B.11-080 and KRS 275.360, the undersigned entities ("Constituent Entities") hereby adopt the following Articles of Merger for the purpose of merging LG&E Energy Corp. a Kentucky corporation ("Corporation"), with and into LG&E Energy LLC, a Kentucky limited liability company ("Company"), which shall be the surviving entity in the Merger.

FIRST:	The names of each of the Constituent Entities are LG&E Energy Corp. and LG&E Energy LLC. The Corporation is incorporated under the corporation laws of the Com-mon-wealth of Kentucky and the Company is organized under the limited liability laws of the Commonwealth of Kentucky.
SECOND:
The Agreement and Plan of Merger, duly authorized and approved by each of the Constituent Entities, is attached hereto as Exhibit A and is hereby incorporated by referenced herein as a part of these Articles of Merger.
THIRD:	The name of the surviving entity is LG&E Energy LLC.
FOURTH:	The Agreement and Plan of Merger was duly authorized and approved by each of the Constituent Entities in accordance with the laws of the Commonwealth of Kentucky.

Dated: October            , 2003.

LG&E Energy Corp.
By:	John R. McCall Executive Vice President, Corporate Secretary and General Counsel ("Corporation")
LG&E Energy LLC
By:	John R. McCall, Secretary ("Company")
The foregoing instrument was prepared by:
Gregory J. Meiman 220 West Main Street, 11th Floor Louisville, Kentucky 40202

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ARTICLES OF MERGER OF LG&E ENERGY CORP. INTO LG&E ENERGY LLC